UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): May 15, 2007

Commission File Number: 0-29195

ONSCREEN TECHNOLOGIES, INC.
(Name of Small Business Issuer in Its Charter)
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Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

600 NW 14th Avenue, Suite 100, Portland, Oregon	97209
(Address of Principal Executive Offices)	(Zip Code)

(503) 417-1700
(Registrant’s telephone number)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 9, 2007, Central Finance, LLC agreed with the Board of Directors to loan to the Company one million dollars ($1,000,000) in five monthly loans of two hundred thousand dollars ($200,000) each. The 12% per annum simple interest is payable monthly and the principal payment will be determined at the time of each monthly loan. A specimen of the promissory note is attached hereto and made a part hereof. This loan is conditioned on a sale to Central Finance, LLC, by each of two of our directors, of five hundred thousand (500,000) restricted common shares for a per share price of $0.15. As a further condition, effective on filing with the Colorado Department of State, the Company shall create ten thousand (10,000) shares of Series C Preferred stock that shall be exchanged, on a one for one ratio, with ten thousand (10,000) restricted common stock of Central Finance, LLC. These preferred shares may, at any time, at the election of Central Finance, LLC, be re-exchanged back to common stock at the same, one for one, ratio. The Series C Preferred stock has the exclusive right to elect three (3) directors to three (3) newly created board seats.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 15th day of May 2007.

OnScreen Technologies, Inc.
(Registrant)

By:	/s/ Russell L. Wall
Russell L. Wall as CEO/President